Exhibit 99.1

Aquinox Pharmaceuticals Reports Third Quarter 2015 Financial Results

Vancouver, British Columbia – November 10, 2015 – (GLOBE NEWSWIRE) – Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today provided a corporate update and reported financial results for the third quarter ending September 30, 2015.

“With positive results from the LEADERSHIP trial, we are advancing towards pivotal trials in bladder pain syndrome/interstitial cystitis (BPS/IC) with AQX-1125,” said Mr. David Main, President and CEO of Aquinox. “Proceeds from our recent public offering are expected to fund our planned first Phase 3 trial and other supportive activities for AQX-1125 in BPS/IC and we are looking forward to our scheduled end-of Phase 2 meeting with the FDA to discuss pivotal trial designs.”

Business Highlights

Update on BPS/IC Program with AQX-1125:

•	Announced Secondary Results from LEADERSHIP on August 6, 2015. Secondary results demonstrated consistency with the positive trend in the primary endpoint including statistically significant changes on secondary endpoints of maximum daily pain, O’Leary-Sant Interstitial Cystitis Symptom Index/Problem Index and the BP/IC Symptom Score.

•	Presented Additional LEADERSHIP Data at the 2015 Annual Meeting of the International Society for the Study of BPS (ESSIC). Dr. Stephen Shrewsbury, Senior Vice President and CMO of Aquinox, delivered a podium presentation at the 2015 ESSIC Meeting on September 18, 2015 in Rome, Italy, including exploratory analyses of responder rates for average daily pain and maximum daily pain. Approximately twice as many patients achieved at least a 30% and 50% reduction in their pain with AQX-1125 compared to placebo for both average and maximum daily pain.

•	Hosted R&D Day with Dr. Robert Evans in New York. Aquinox hosted an R&D Day event on October 7, 2015 in New York where Dr. Robert Evans, Associate Professor of Urology at Wake Forest Baptist Health University and Clinical Instructor, Wake Forest School of Medicine Department of Urology, shared with the investment community his expertise in clinical diagnosis and treatment of patients with BPS/IC and his perspective on the disease state, prevalence and unmet need. Baseline demographics and exploratory analyses from the LEADERSHIP trial were also presented.

Aquinox has scheduled an end-of-Phase 2 meeting with the U.S. Food and Drug Administration, or FDA, on December 8, 2015 to discuss plans to proceed into pivotal trials with AQX-1125 in BPS/IC.

Closed $98.0 Million Public Offering. On September 15, 2015, Aquinox completed an underwritten public offering of 6,325,000 shares of its common stock, including 825,000 shares sold pursuant to the underwriters’ full exercise of their option to purchase additional shares, at a price to the public of $15.50 per share. The gross proceeds from the offering (inclusive of the option exercise), before underwriting discounts and commissions and offering costs, were $98.0 million. Aquinox intends to use the net proceeds from this offering to fund clinical research and development of AQX-1125 in BPS/IC and potentially other inflammatory and immune-oncology indications, submission of regulatory filings, preparation of commercial activities for AQX-1125 and for working capital and other general corporate purposes. Leerink Partners, Canaccord Genuity and Guggenheim Securities acted as joint book-running managers for the offering. Needham & Company acted as lead manager.

Top Line Data in KINSHIP, a Phase 2 clinical trial of AQX-1125 in atopic dermatitis. The Phase 2 KINSHIP clinical trial failed to demonstrate efficacy in patients with mild to moderate atopic dermatitis, as reported on November 2, 2015. The KINSHIP trial further demonstrated AQX-1125 to be well tolerated and adverse events were consistent with prior clinical trials.

Summary of Financial Results

Cash Position. Cash, cash equivalents and investments totaled $117.4 million as of September 30, 2015, compared to $29.0 million as of June 30, 2015. This increase was primarily driven by the completion of our public offering on September 15, 2015 for net proceeds of $92.0 million. Aquinox expects its cash, cash equivalents and short-term investments to be sufficient to continue its operations and fund currently planned development activities, including the initiation and advancement of a Phase 3 program with AQX-1125 in BPS/IC.

R&D Expenses. Research and development expenses for the third quarter of 2015 declined to $3.7 million compared to $5.3 million in the third quarter of 2014. The decline was the result of reduced expenditures as we complete final activities related to the LEADERSHIP and FLAGSHIP trials.

G&A Expenses. General and administrative expenses for the third quarter of 2015 increased to $1.2 million compared to $1.0 million for the third quarter of 2014, primarily due to higher personnel and legal expenses.

Net Loss. Net loss for the third quarter of 2015 was $5.0 million compared to a net loss of $6.3 million for the third quarter of 2014. This decline in net loss reflected the decrease in research and development expenses.

About the LEADERSHIP Trial

The LEADERSHIP trial was a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of 200 mg oral, once daily AQX-1125 to reduce pain in female patients with BPS/IC. The primary endpoint was to measure the difference in the change from baseline in the mean daily bladder pain score based on an 11-point numeric rating scale (NRS) at six weeks recorded by electronic diary. Results demonstrated a positive trend in the primary endpoint and statistically significant changes on multiple secondary endpoints. A total of 69 subjects were enrolled. For more information on the LEADERSHIP trial, please visit www.clinicaltrials.gov.

About Bladder Pain Syndrome/Interstitial Cystitis

BPS/IC is a chronic inflammatory bladder disease characterized by pelvic pain and increased urinary urgency and/or frequency. For many sufferers, these symptoms are severe and adversely affect all major aspects of their lives, including overall physical and emotional health, employment, social and intimate relationships, and leisure activities. While the cause of the disease remains largely unknown, erosion of the bladder lining is thought to be a significant contributor. BPS/IC is estimated to affect between 5 and 12 million people in the United States. Most BPS/IC patients continue to suffer this debilitating condition, despite treatment with existing therapies. Most current therapies and those in development are focused solely on symptomatic relief of BPS/IC. Aquinox believes new and innovative therapies that target the underlying disease in order to reduce the chronic pain and urinary symptoms are needed.

About the KINSHIP Trial

The KINSHIP trial was a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of AQX-1125 to reduce characteristic symptoms in 54 patients with mild to moderate atopic dermatitis. The primary endpoint of the KINSHIP trial for patients treated with 200 mg oral, once daily AQX-1125, compared to placebo, was the change from baseline in Total Lesion Symptom Score after 12 weeks of treatment. The trial was conducted at investigative sites across Canada. For more information on the KINSHIP trial, please visit www.clinicaltrials.gov.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties for once daily oral administration in multiple preclinical studies and clinical trials. Aquinox is currently developing AQX-1125 as treatment in bladder pain syndrome/interstitial cystitis.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the planning for and timing of pivotal clinical trials in BPS/IC; potential market opportunities for AQX-1125; and our anticipated cash position. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; as an organization, we have never conducted a pivotal clinical trial before; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; reaching agreement on design of pivotal trials with regulatory authorities and our expectations regarding the potential safety, efficacy or clinical utility of AQX-1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report Form 10-Q for the quarter ended September 30, 2015 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info:

Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Gitanjali Ogawa

Vice President

The Trout Group

646-378-2949

Gogawa@troutgroup.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated balance sheets

(Unaudited) (Expressed in thousands of U.S. dollars)

	SEPTEMBER 30, 2015	DECEMBER 31, 2014

Assets
Cash, short-term and long-term investments	$117,411	$41,100
Other current assets	524	204
Other long-term assets	93	118

Total assets	$118,028	$41,422

Liabilities
Current liabilities	$3,859	$5,203
Non-current liabilities	142	72

Total liabilities	$4,001	$5,275

Stockholders’ equity (deficit)	114,027	36,147

Total liabilities and stockholders’ equity	$118,028	$41,422

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated statements of operations

(Unaudited) (Expressed in thousands of U.S. dollars, except per share and share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014	2015	2014

Operating expenses
Research and development	$3,687	$5,323	$11,873	$11,754
General and administrative	1,230	987	3,874	2,803

Total operating expenses	4,917	6,310	15,747	14,557

Other income (expenses)
Bank charges and financing costs	(4)	(2)	(15)	(459)
Change in fair value of derivative liabilities	(76)	29	(70)	958
Amortization and extinguishment of remaining discount on preferred shares upon conversion of preferred shares	—	—	—	(1,884)
Other income (expenses)	(38)	(1)	(365)	5

	(118)	26	(450)	(1,380)

Net loss before income taxes	(5,035)	(6,284)	(16,197)	(15,937)

Net loss	$(5,035)	$(6,284)	$(16,197)	$(15,937)

Net loss per common stock – basic and diluted	$(0.43)	$(0.59)	$(1.46)	$(1.97)
Basic and diluted weighted average common stock outstanding	11,841,147	10,695,042	11,096,369	7,984,052